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CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 (File No. 333-66671) of our reports dated July 2, 1998, on our audits of the financial statements of Michigan Educational Employees Mutual Insurance Company and Subsidiary and on our audit of the financial statements of the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. We also consent to the inclusion in this registration statement of our tax opinion dated October 20, 1998 on the U.S. federal income tax consequences of the Demutualization and Subscription Offering. In addition, we consent to the reference to our firm and to the description of our tax opinion under the caption "FEDERAL INCOME TAX CONSIDERATIONS" and to reference to our firm under the caption "Experts."

/s/ PricewaterhouseCoopers LLP

Grand Rapids, Michigan
January 19, 1999